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                                                                    Exhibit 23.2




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Cash Technologies, Inc.
Los Angeles, CA 90015

         We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated August 31, 2000, except for Note 9 which is as of September 12, 2000, relating to the consolidated financial statements of Cash Technologies, Inc. appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

         We also consent to the reference to us under the caption "Experts" in the Prospectus.

Los Angeles, California              /s/ BDO Seidman, LLP
October 25, 2001